EXHIBIT 21.1

Wholly-owned subsidiaries of the Company include Ultimate Fine Jewelry and Watches, Inc and JBM Retail Company, Inc., Delaware corporations; Regal Diamonds International Ltd. and Exclusive Diamonds International, Ltd., Israeli companies, Jan Bell de Mexico, S.A. de C.V. and Elico Mexican, Mexican corporations; Jan Bell Marketing/Puerto Rico, Inc., a Puerto Rican corporation; and Mayor's Jewelers, Inc., a Florida corporation.